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                                                                     EXHIBIT 5.1



                          Morris, Manning & Martin LLP
                        A Limited Liability Partnership
                                Attorneys At Law
                         1600 Atlanta Financial Center
                              3343 Peachtree Road
                             Atlanta, Georgia 30326
                            Telephone (404) 233-7000
                            Facsimile (404) 365-9532



                                  May 13, 2002

Global Preferred Holdings, Inc.
11315 Johns Creek Parkway
Duluth, Georgia 30097

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Global Preferred Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 1,880,000 shares of the Company's common stock, $0.001 par value per share (the "Shares"), including (i) 1,500,000 Shares issuable pursuant to the Global Preferred Holdings, Inc. Stock Incentive Plan (the "Incentive Plan"), (ii) 280,000 Shares issuable under the Global Preferred Holdings, Inc. Directors Stock Option Plan (the "Directors Plan") and (iii) 100,000 Shares issuable pursuant to the Non-Qualified Stock Option Agreement between the Company and S. Hubert Humphrey, Jr. (together with the Incentive Plan and the Directors Plan, the "Plans").

         We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of Shares under the Plans as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Company's registration statement on Form S-8.

                                  Very truly yours,

                                  MORRIS, MANNING & MARTIN LLP

                                  /s/ Ward S. Bondurant

                                  Ward S. Bondurant